Exhibit 99.1
News Release

BOARDWALK ANNOUNCES SECOND QUARTER 2013 RESULTS
AND ANNOUNCES QUARTERLY DISTRIBUTION OF $0.5325 PER UNIT

HOUSTON, July 29, 2013 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today that it has declared a quarterly cash distribution per common unit of $0.5325 ($2.13 annualized) payable on August 15, 2013, to unitholders of record as of August 8, 2013.
The Partnership also announced its results for the second quarter and six months ended June 30, 2013, which included the following items:

•	Operating revenues of $288.7 million for the quarter and $617.2 million for the six months ended June 30, 2013, a 5% increase from $275.8 million and $588.7 million in the comparable 2012 periods;

•
Net income attributable to controlling interests of $70.5 million for the quarter and $171.9 million for the six months ended June 30, 2013, an 8% and 9% increase from $65.1 million and $157.7 million in the comparable 2012 periods;

•
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of $178.5 million for the quarter and $387.2 million for the six months ended June 30, 2013, a 5% and 6% increase from $169.3 million and $366.7 million in the comparable 2012 periods; and

•
Distributable cash flow of $148.7 million for the quarter and $303.6 million for the six months ended June 30, 2013, a 15% and 19% increase from $129.6 million and $255.0 million in the comparable 2012 periods.

Compared with the second quarter of 2012, operating revenues increased $12.9 million, operating expenses increased $10.3 million and Adjusted EBITDA increased $9.2 million in the second quarter of 2013, including the results of Boardwalk Louisiana Midstream, LLC, (Louisiana Midstream) which was acquired in October 2012. In addition to the impacts of Louisiana Midstream, the Partnership's operating revenues were impacted by lower transportation revenues of $16.1 million primarily due to contract renewals and lower utilization driven by unfavorable market conditions and mild weather, partly offset by higher revenues from fuel of $6.2 million mainly from higher natural gas prices which also drove a corresponding increase in fuel expenses. Operating costs and expenses were also impacted by a $17.0 million gain recognized on the sale of storage base gas, which was sold as a result of a strategy to monetize base gas and provide capacity for additional storage and parks of customer gas under PAL services.
Operating results on a year-to-date basis were impacted by the revenue and expense factors discussed above.
Capital Program
Growth capital expenditures were $120.4 million and maintenance capital expenditures were $21.8 million for the six months ended June 30, 2013.

Conference Call
The Partnership has scheduled a conference call for July 29, 2013, at 9:00 a.m. Eastern time to review the quarterly results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please access the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (866) 515-2908 for callers in the U.S. or (617) 399-5122 for callers outside the U.S. The PIN number to access the call is 64121897.

Replay
An online replay will be available on the Boardwalk website immediately following the call.

Non-GAAP Financial Measures - Adjusted EBITDA and Distributable Cash Flow
The Partnership uses non-GAAP measures to evaluate its business and performance, including Adjusted EBITDA and Distributable Cash Flow. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering and storage business. Distributable Cash Flow is used as a supplemental financial measure by management and by external users of the Partnership's financial statements to assess the Partnership's ability to make cash distributions to its unitholders and general partner.

Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA and Distributable Cash Flow are not necessarily comparable to similarly titled measures of another company.

The following table presents a reconciliation of the Partnership's Adjusted EBITDA and Distributable Cash Flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Net income attributable to controlling interests	$70.5	$65.1	$171.9	$157.7
Income taxes	0.1	0.1	0.3	0.3
Depreciation and amortization	67.3	60.7	134.1	124.4
Interest expense	40.7	43.5	81.2	84.5
Interest income	(0.1)	(0.1)	(0.3)	(0.2)
Adjusted EBITDA	178.5	169.3	387.2	366.7
Less:
Cash paid for interest, net of capitalized interest	24.4	30.2	71.7	85.2
Maintenance capital expenditures	14.3	16.7	21.8	36.4
Add:
Proceeds from insurance recoveries (1)	—	3.8	—	4.2
Proceeds from sale of operating assets	20.2	0.6	21.2	2.4
Net gain on sale of operating assets	(16.2)	—	(16.2)	(3.6)
Asset impairment	1.1	2.9	1.2	7.1
Other (2)	3.8	(0.1)	3.7	(0.2)
Distributable Cash Flow, as reported	$148.7	$129.6	$303.6	$255.0

(1)	Represents insurance recoveries associated with the Carthage compressor fire. Excludes proceeds recognized in earnings.

(2)	Includes ethylene inventory that was acquired through the acquisition of BLM that was subsequently sold and non-cash items such as the equity component of allowance for funds used during construction.
About Boardwalk
Boardwalk Pipeline Partners, LP (NYSE: BWP) is a midstream master limited partnership that provides transportation, storage, gathering and processing of natural gas and liquids for its customers. Boardwalk and its subsidiaries own and operate approximately 14,410 miles of natural gas and liquids pipelines and underground storage caverns with an aggregate working gas capacity of approximately 201 billion cubic feet and liquids capacity of approximately 18 million barrels. Boardwalk is a subsidiary of Loews Corporation (NYSE: L), which holds 53% of Boardwalk's equity, excluding incentive distribution rights. Additional information about the Partnership can be found on its website at www.bwpmlp.com.

BOARDWALK PIPELINE PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Operating Revenues:
Transportation	$242.3	$245.0	$526.4	$532.5
Parking and lending	7.1	7.8	15.0	11.8
Storage	27.4	18.9	55.5	38.7
Other	11.9	4.1	20.3	5.7
Total operating revenues	288.7	275.8	617.2	588.7

Operating Costs and Expenses:
Fuel and transportation	27.4	15.0	50.1	33.7
Operation and maintenance	43.8	41.9	84.0	79.5
Administrative and general	28.9	25.2	60.3	59.4
Depreciation and amortization	67.3	60.7	134.1	124.4
Asset impairment	1.1	2.9	1.2	7.1
Net gain on sale of operating assets	(16.2)	—	(16.2)	(3.6)
Taxes other than income taxes	25.3	21.6	50.9	46.1
Total operating costs and expenses	177.6	167.3	364.4	346.6

Operating income	111.1	108.5	252.8	242.1

Other Deductions (Income):
Interest expense	40.7	41.5	81.2	80.5
Interest expense - affiliates	—	2.0	—	4.0
Interest income	(0.1)	(0.1)	(0.3)	(0.2)
Miscellaneous other income, net	—	(0.1)	(0.2)	(0.2)
Total other deductions	40.6	43.3	80.7	84.1

Income before income taxes	70.5	65.2	172.1	158.0

Income taxes	0.1	0.1	0.3	0.3

Net Income	70.4	65.1	171.8	157.7
Net loss attributable to noncontrolling interests	(0.1)	—	(0.1)	—
Net income attributable to controlling interests	$70.5	$65.1	$171.9	$157.7

Net Income per Unit:
Basic and diluted net income per unit:
Common units	$0.28	$0.30	$0.70	$0.73
Class B units	$0.03	$0.07	$0.21	$0.26
Cash distribution declared and paid to common units	$0.5325	$0.5325	$1.065	$1.0625
Cash distribution declared and paid to class B units	$0.30	$0.30	$0.60	$0.60
Weighted-average number of units outstanding:
Common units	212.3	184.9	210.0	183.8
Class B units	22.9	22.9	22.9	22.9

BOARDWALK PIPELINE PARTNERS, LP
NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended June 30, 2013, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$70.4
Less: Net loss attributable to noncontrolling interests	(0.1)
Net income attributable to controlling interests	70.5
Declared distribution	135.6	$117.3	$6.9	$11.4
Assumed allocation of undistributed net loss	(65.1)	(57.6)	(6.2)	(1.3)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$70.5	$59.7	$0.7	$10.1
Weighted-average units outstanding		212.3	22.9
Net income per unit		$0.28	$0.03

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended June 30, 2012, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$65.1
Declared distribution	114.9	$98.5	$6.8	$9.6
Assumed allocation of undistributed net loss	(49.8)	(43.5)	(5.3)	(1.0)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$65.1	$55.0	$1.5	$8.6
Weighted-average units outstanding		184.9	22.9
Net income per unit		$0.30	$0.07

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the six months ended June 30, 2013, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$171.8
Less: Net loss attributable to noncontrolling interests	(0.1)
Net income attributable to controlling interests	171.9
Declared distribution	263.8	$227.9	$13.7	$22.2
Assumed allocation of undistributed net loss	(91.9)	(81.2)	(8.9)	(1.8)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$171.9	$146.7	$4.8	$20.4
Weighted-average units outstanding		210.0	22.9
Net income per unit		$0.70	$0.21

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the six months ended June 30, 2012, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$157.7
Less: Net income attributable to predecessor equity	0.2
Net income attributable to controlling interests	157.5
Declared distribution	229.8	$196.9	$13.7	$19.2
Assumed allocation of undistributed net loss	(72.3)	(63.1)	(7.8)	(1.4)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$157.5	$133.8	$5.9	$17.8
Weighted-average units outstanding		183.8	22.9
Net income per unit		$0.73	$0.26

SOURCE:    Boardwalk Pipeline Partners, LP

Contact:    Boardwalk Pipeline Partners, LP
Molly Ladd Whitaker, 866-913-2122
Director of Investor Relations and Corporate Communications
Or
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial and Administrative Officer and Treasurer